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                                             September 16, 1996




          The West Company, Incorporated
          101 Gordon Drive
          Lionville, PA  19341

               Re:  1992 Non-Qualified Stock Option Plan for
                    Non-Employee Directors, Form S-8 Registration Statement
                    -------------------------------------------------------


          Gentlemen:

               This opinion is being delivered in connection with the preparation of a Registration Statement on Form S-8 (the Registration Statement ) being filed with the Securities and Exchange Commission under the Securities Act of 1993, as amended, relating to the offering of up to 100,000 shares (the Shares ) of its Common Stock, par value $0.25 per share, pursuant to the Company's 1992 Non-Qualified Stock Option Plan for Non-Employee Directors (the Plan ).

               I have examined the Plan and such corporate records and other documents and matters as I have considered appropriate to enable me to give this opinion. Based on the foregoing, it is my opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, fully paid and non-accessible. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                 Very truly yours,



                                                 John R. Gailey III
                                                 Vice President, General Counsel
                                                 and Secretary
          JRG/cbd